EXHIBIT 99.1
ION and BGP Announce Successful Completion of Land Seismic Joint Venture
INOVA Geophysical Established as a Leading Seismic Technology Company
HOUSTON – March 29, 2010 – ION Geophysical Corporation (NYSE: IO) today announced that it has successfully completed the previously announced land seismic equipment joint venture with BGP Inc., the world’s leading land seismic contractor. Originally announced at the Society of Exploration Geophysicists’ (SEG) annual conference in October 2009, the joint venture transactions received all necessary government and regulatory approvals in both the United States and the People’s Republic of China. Definitive agreements associated with the joint venture’s formation and other related transactions were executed by senior executives of ION and BGP late last week in Beijing.
The joint venture company, named INOVA Geophysical Equipment Limited, will offer a comprehensive portfolio of advanced geophysical technologies used in oil and gas exploration to land seismic service providers around the world. Offerings include energy source and source control systems, land seismic recording systems, and digital full-wave seismic sensors. Initial products to be marketed by INOVA include Aries®, FireFly®, and Scorpion® acquisition systems; AHV-IV® Vibroseis vehicles; ShotPro® and VibPro® source control systems; and VectorSeis®. INOVA’s seven-member Board of Directors appointed Mr. Steven A. Bate, formerly Senior Vice President of ION’s Land Imaging Systems group, as President and Chief Executive Officer of the company.
Bob Peebler, Chief Executive Officer of ION, commented, “The formation of INOVA marks a key milestone in ION’s corporate history. If one were to trace back the roots of all of the predecessor companies that today comprise ION Geophysical, the root that would extend the longest is the one associated with land seismic instrumentation. For nearly forty years, ION has been known as a pioneer in land seismic technology, having brought to the market game-changing innovations such as full-wave imaging, VectorSeis, and FireFly. By combining forces with the world’s largest land seismic contractor, we will be providing INOVA’s technical team with direct access to the expertise, insights, and global operating footprint they require to design and deliver geophysical instruments that are the most reliable, efficient, and cost effective in the marketplace. Steve has a good sense of what is needed to be successful in this business, and he is the right executive to guide INOVA to success in the years ahead. I wish him the best.”
The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission.

INOVA is now owned 51% by BGP Inc., a subsidiary of China National Petroleum Corporation (CNPC), and 49% by ION Geophysical Corporation. As previously agreed, BGP paid $108.5 million to ION to purchase its 51% share of INOVA. In addition, ION issued approximately 23.8 million shares of ION common stock to BGP for a purchase price of $66.6 million; BGP now owns approximately 16.66% of ION’s outstanding shares of common stock.
As a result of the JV and stock purchase transactions, ION received a total of approximately $175 million in cash from BGP. ION applied $118 million of the proceeds to pay in full all outstanding amounts owed to its creditors under its revolving line of credit agreement. ION also applied $35 million of the proceeds to pay in full all amounts owed to the seller of ARAM from the purchase made in September 2008. ION also transferred $19 million of debt secured by ARAM rental equipment, along with $2 million in capital leases, to the joint venture.
In addition, ION has entered into a new credit agreement with China Merchants Bank Co., Ltd. that both refinanced all amounts outstanding under ION’s current ‘Term A’ long-term debt (totaling $106.3 million) and provided ION with a new $100 million revolving line of credit, in each case on improved terms and conditions.
Bob Peebler added, “By forming this JV, selling equity to our strategic partners, and refinancing our debt, ION has significantly deleveraged its balance sheet. After paying down our previous revolver and the ARAM seller note, we netted approximately $20 million in cash from this series of transactions. When this $20 million is combined with the $100 million line – and zero balance – on our new revolver from China Merchants Bank, ION will have roughly $120 million in liquidity to tap into when and if needed. This will allow us to sustain our ongoing investments in new geophysical technologies in the years ahead. As the global economy continues to strengthen, commodity prices improve, and our customers increase their capital spending on exploration and reservoir characterization services, we believe our portfolio of advanced geophysical offerings will prove highly attractive in the marketplace.”
As part of the overall agreement between ION and BGP, ION will be adding an additional member to its Board of Directors. Mr. Guo Yueliang, Vice President of PetroChina — Iraq, has been nominated to fill the new Board seat. Once approved by ION’s current directors in April, Mr. Guo will become the tenth Director on ION’s Board.
The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission.

Bob Peebler closed by saying, “Mr. Guo played an instrumental role in the INOVA transaction. Before being promoted into his current position at CNPC’s PetroChina subsidiary, Mr. Guo served as VP, International for BGP. He has worked in the seismic business for nearly thirty years and contributed greatly to BGP’s global expansion and operational success in recent years. Mr. Guo understands what geophysical service providers expect from technology developers like ION and will contribute a valuable and complementary perspective as a member of ION’s Board of Directors. His vision for the INOVA joint venture and tireless efforts in helping us get the transaction ‘over the goal line’ have helped position both ION and INOVA for future success.”
About ION
ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
Contacts
ION (Financial community)
Chief Financial Officer
Brian Hanson, +1 281.879.3672
ION (Media affairs)
Director — Corporate Marketing
Karen Abercrombie, +1 713.366.7281
karen.abercrombie@iongeo.com
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The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission.